Exhibit 99.2

Contact:	FOR RELEASE:
Tyler H. Rose	February 14, 2012
Executive Vice President
and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION CLOSES COMMON STOCK OFFERING

LOS ANGELES, February 14, 2012 — Kilroy Realty Corporation (NYSE: KRC) today announced that it has closed on its public offering of 9,487,500 shares at a price of $42.00 per share, which includes 1,237,500 shares sold to the underwriters upon the exercise in full of their overallotment option.  The deal was upsized from the originally announced 7,000,000 shares (plus 1,050,000 shares subject to the underwriters’ overallotment option).  Net proceeds from the offering were approximately $382.1 million.  Additional details related to this offering, including KRC’s use of proceeds, may be found in the prospectus supplement filed with the Securities and Exchange Commission on February 10, 2012.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on KRC’s current expectations, beliefs and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of KRC’s control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or outcomes.  Numerous factors could cause actual future events to differ materially from those indicated in the forward-looking statements, including, among others:  risks associated with KRC’s investment in real estate assets, which are illiquid, and with trends in the real estate industry; the availability of cash for distribution and debt service and exposure of risk of default under KRC’s debt obligations; significant competition, which may decrease the occupancy and rental rates of properties; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired properties; and the ability to successfully complete development and redevelopment properties on schedule and within budgeted amounts.  The factors included in this press release are not exhaustive and additional factors could adversely affect KRC’s business and financial performance.  For a discussion of additional risk factors, see the factors included under the caption “Risk Factors” in KRC’s Annual Report on Form 10-K for the year ended December 31, 2011, and KRC’s other filings with the Securities and Exchange Commission.  All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  KRC assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in the office and industrial submarkets along the West Coast.  For over 60 years, KRC has owned, developed, acquired and managed real estate assets, consisting primarily of Class A real estate properties in the coastal regions of Los Angeles, Orange County, San Diego County, the San Francisco Bay Area and greater Seattle.  At December 31, 2011, KRC owned approximately 11.4 million rentable square feet of commercial office space and 3.4 million rentable square feet of industrial space.

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